Petrosonic Energy, Inc.

( A Development Stage Company)

UNAUDITED PRO FORMA BALANCE SHEET

	Petrosonic Energy, Inc.	Petrosonic Albania, Sha.	PRO FORMA
	April 30, 2012	April 30, 2012	ADJUSTMENTS	CONSOLIDATED
ASSETS

Current Assets:
Cash	21,774	714	-	22,488
Receivables	-	87,281	-	87,281
Total Current Assets	21,774	87,995	-	109,769

Property, Plant and Equipment, net	-	624,666	(255,772)	368,894
Canadian Sonic Reactor	-	-	200,000	200,000
License agreement	-	-	50,000	50,000

Total Assets	21,774	712,661	(5,772)	728,663

LIABILITIES
Current Liabilities:
Accounts & interest payable	26,645	206,889	-	233,534
Convertible notes payable	75,000	-	500,000	575,000

Total Liabilities	101,645	206,889	500,000	808,534

STOCKHOLDERS' EQUITY (DEFICIT)
Common Stock
843,750,000 shares authorized, $0.001 par value issued and outstanding: 64,649,000 and 60,195 shares	64,649	1,543,406	(1,543,406)	64,649
Non-Controlling Interest	-	-	30,899	30,899
Additional Paid-in Capital	136,364	(1,000,356)	969,457	105,465

Deficit Accumulated During the Development Stage	(280,884)	(38,215)	38,215	(280,884)

Other Comprehensive Income	-	937	(937)	-

Total Stockholders' Equity (Deficit)	(79,871)	505,772	(505,772)	(79,871)

Total Liabilities and Stockholders' Equity (Deficit)	21,774	712,661	(5,772)	728,663

FOOTNOTES:

NOTE 1 – BASIS OF PRESENTATION

The unaudited pro forma consolidated balance sheet was based on the unaudited balance sheets of Petrosonic Energy, Inc. ("the Company") and Petrosonic Albania, Sha. as of April 30, 2012 combined with pro forma adjustments to give effect to the merger as if it occurred on April 30, 2012.

These unaudited pro forma financial statements are provided for illustrative purposes and do not purport to represent what the Company’s financial position would have been if such transactions had occurred on the above mentioned dates. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

NOTE 2 - PURCHASE OF PETROSONIC ALBANIA SHA.

A)	On July 27 ,2012, Petrosonic Energy, Inc. purchased from Sonora Energy LTD, (a) its 89% holding of Petrosonic Albania, Sha., (b) a patent and trademark for certain technologies related to enhanced oil recovery and purification and (c) sonic reactor equipment located in Canada and Albania. The fair value allocation is $250,000 for the 89% interest of Petrosonic Albania, $200,000 for the equipment and $50,000 for the technology.

B)	At closing, Petrosonic Energy agreed to pay $250,000 cash, a $250,000 convertible promissory note and a royalty fee of 10% of future net revenues realized for a period of 10 years from the date of commencement of commercial operations.

To raise the required purchase funds, Petrosonic Energy borrowed $200,000 from Art Agolli, its CEO and $50,000 from a private investor under 2 convertible promissory notes. The notes do not become convertible until either mature or when Petrosonic Energy completes financing with aggregate proceeds of greater than $1,750,000.

C)	Immediately before the sale, Sonora Energy's ownership of Petrosonic Albania was 89%; thus, there is a reclassification of $30,899 or 11% from additional paid in capital to non-controlling interest representing the extrapolated fair value of the entity based on the $250,000 fair value of the 89% interest.

The Purchase and Sale is accounted for using the purchase method. As a result of the merger, Petrosonic Albania Inc. became a 83%-majority owned subsidiary of the Company. The assets and liabilities of the acquired entity have been brought forward at their fair value.

Petrosonic Energy, Inc.

(A Development Stage Company)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EXPENSES

	Petrosonic Energy, Inc.	Petrosonic Albania, Sha.
	Three Months Ended April 30, 2012	Three Months Ended March 31, 2012	PRO FORMA ADJUSTMENT	PRO FORMA COMBINED

Expenses

General and administrative	$30,515	$2,764	$-	$33,279

Depreciation & Amortization	-	-	12,500 [1]	12,500

Total operating expenses	30,515	2,764	12,500	45,779

Net Loss	(30,515)	(2,764)	(12,500)	(45,779)

Other Comprehensive income,
Foreign currency translation adjustment	-	4,886	-	4,886
Comprehensive income (loss)	$(30,515)	$2,122	$(12,500)	$(40,893)

Basic and Diluted Loss Per Share	$(0.00)	$(0.00)	$-	$(0.00)

Weighted Average Number of Shares Outstanding	67,037,327	2,564,000	-	69,601,327

[1] To reflect depreciation of the equipment and license technology purchased in the acquisition as if it occurred on the first day of the first period presented. The Company used 5 years as the estimated useful lives of the $250,000 assets purchased.

Petrosonic Energy, Inc. (A Development Stage Company) UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EXPENSES

	Petrosonic Energy, Inc.	Petrosonic Albania, Sha.
	Year Ended October 31, 2011	Year Ended December 31, 2011	PRO FORMA ADJUSTMENT	PRO FORMA COMBINED

Expenses

General and administrative	$12,874	$15,322	$-	$28,196

Depreciation & Amortization	-	-	50,000 [1]	50,000

Total operating expenses	12,874	15,322	50,000	78,196

Net Loss	(12,874)	(15,322)	(50,000)	(78,196)

Other Comprehensive income,
Foreign currency translation adjustment	-	1,538	-	1,538
Comprehensive loss	$(12,874)	$(13,784)	(50,000)	$(76,658)

Basic and Diluted Loss Per Share	$(0.00)	$(0.00)	$-	$(0.00)

Weighted Average Number of Shares Outstanding	67,148,437	2,564,000	-	69,712,437

[1] To reflect depreciation of the equipment and license technology purchased in the acquisition as if it occurred on the first day of the first period presented. The Company used 5 years as the estimated useful lives of the $250,000 assets purchased.